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                                CREDIT AGREEMENT

                           Dated as of August 2, 1999

                                      among


                             A.O. SMITH CORPORATION,


                         VARIOUS FINANCIAL INSTITUTIONS,


                       THE FIRST NATIONAL BANK OF CHICAGO,

                              as Syndication Agent,

                                       and

                             BANK OF AMERICA, N.A.,

                                    as Agent





                         BANC OF AMERICA SECURITIES LLC
                       Lead Arranger and Sole Book Manager


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
                                TABLE OF CONTENT
Page

SECTION 1  DEFINITIONS
    1.1  Certain Defined Terms.................................................1
    1.2  Other Interpretive Provisions........................................14
    1.3  Accounting Principles................................................14

SECTION 2  THE CREDITS
    2.1  Amounts and Terms of Commitments.....................................15
    2.2  Loan Accounts........................................................15
    2.3  Procedure for Committed Borrowing....................................16
    2.4  Conversion and Continuation Elections for Committed Borrowings.......16
    2.5  Bid Borrowings.......................................................17
    2.6  Procedure for Bid Borrowings.........................................18
    2.7  Termination or Reduction of Commitments..............................21
    2.8 Prepayments...........................................................21
    2.9   Repayment...........................................................22
    2.10  Interest............................................................22
    2.11  Fees................................................................23
               (a)  Arrangement and Agency Fees...............................23
               (b)  Facility Fees.............................................23
               (c)  Utilization Fees..........................................24
    2.12  Computation of Fees and Interest....................................24
    2.13  Payments by the Company.............................................24
    2.14  Payments by the Lenders to the Agent................................25
    2.15  Sharing of Payments, Etc............................................25
    2.16  Limitation on Interest Periods......................................26
    2.17  Optional Increase in Commitments....................................26

SECTION 3  TAXES, YIELD PROTECTION AND ILLEGALITY
    3.1  Taxes................................................................27
    3.2  Illegality...........................................................28
    3.3  Increased Costs and Reduction of Return..............................28
    3.4  Funding Losses.......................................................29
    3.5  Inability to Determine Rates.........................................30
    3.6  Certificates of Lenders..............................................30
    3.7  Substitution of Lenders..............................................30
    3.8  Survival.............................................................31

SECTION 4  CONDITIONS PRECEDENT
    4.1  Conditions of Initial Loans..........................................31
               (a)     Notes..................................................31
               (b)     Resolutions; Incumbency................................31

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               (c)     Good Standing Certificate..............................31
               (d)     Legal Opinions.........................................31
               (e)     Payment of Fees........................................31
               (f)     Certificate............................................31
               (g)     Other Documents........................................32

    4.2  Conditions to All Loans..............................................32
               (a)     Notice.................................................32
               (b)     Continuation of Representations and Warranties.........32
               (c)     No Existing Default....................................32

SECTION 5  REPRESENTATIONS AND WARRANTIES
    5.1  Corporate Existence and Power........................................32
    5.2  Authorization; No Contravention......................................33
    5.3  Governmental Authorization...........................................33
    5.4  Binding Effect.......................................................33
    5.5  Litigation...........................................................33
    5.6  No Default...........................................................34
    5.7  ERISA Compliance.....................................................34
    5.8  Use of Proceeds; Margin Regulations..................................35
    5.9  Title to Properties..................................................35
    5.10  Taxes...............................................................35
    5.11  Financial Condition.................................................35
    5.12  Environmental Matters...............................................35
    5.13  Regulated Entities..................................................36
    5.14  No Burdensome Restrictions..........................................36
    5.15  Subsidiaries........................................................36
    5.16  Insurance...........................................................36
    5.17  Full Disclosure.....................................................36
    5.18  Year 2000 Problem...................................................36

SECTION 6  AFFIRMATIVE COVENANTS
    6.1  Financial Statements.................................................37
    6.2  Certificates; Other Information......................................37
    6.3  Notices..............................................................38
    6.4  Preservation of Corporate Existence, Etc.............................39
    6.5  Insurancex...........................................................39
    6.6  Compliance with Laws.................................................39
    6.7  Compliance with ERISA................................................39
    6.8  Inspection of Property and Books and Records.........................39
    6.9  Payment of Taxes.....................................................40
    6.10  Use of Proceeds.....................................................40
    6.11  Availability........................................................40


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

SECTION 7  NEGATIVE COVENANTS
    7.1  Limitation on Liens..................................................40
    7.2  Consolidations and Mergers...........................................42
    7.3  Sales of Assets......................................................42
    7.4  Operating Leases.....................................................42
    7.5  Transactions with Affiliates.........................................42
    7.6  Use of Proceeds......................................................43
    7.7  ERISA ...............................................................43
    7.8  Maximum Leverage Ratio...............................................43
    7.9  Minimum Consolidated Net Worth.......................................43
    7.10  Limitation on Subsidiary Debt.......................................43
    7.11  Business Activities.................................................43
    7.12  Hedging Obligations.................................................43

SECTION 8  EVENTS OF DEFAULT
    8.1  Event of Default.....................................................44
               (a)     Non-Payment............................................44
               (b)     Representation or Warranty.............................44
               (c)     Specific Defaults......................................44
               (d)     Other Defaults.........................................44
               (e)     Cross-Default..........................................44
               (f)     Insolvency; Voluntary Proceedings......................44
               (g)     Involuntary Proceedings................................44
               (h)     ERISA..................................................45
               (i)     Monetary Judgments or Settlements......................45
               (j)     Non-Monetary Judgments.................................45
               (k)     Change of Control......................................45
    8.2  Remedies.............................................................46
    8.3  Rights Not Exclusive.................................................46

SECTION 9  THE AGENT
    9.1  Appointment and Authorization........................................46
    9.2  Delegation of Duties.................................................46
    9.3  Liability of Agent...................................................47
    9.4  Reliance by Agent....................................................47
    9.5  Notice of Default....................................................47
    9.6  Credit Decision......................................................48
    9.7  Indemnification of Agent.............................................48
    9.8  Agent in Individual Capacity.........................................48
    9.9  Successor Agent......................................................49
    9.10  Withholding Tax.....................................................49
    9.11  Syndication Agent...................................................50


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

SECTION 10  MISCELLANEOUS
    10.1  Amendments and Waivers..............................................51
    10.2  Notices.............................................................51
    10.3  No Waiver; Cumulative Remedies......................................52
    10.4  Costs and Expenses..................................................52
    10.5  Company Indemnification.............................................52
    10.6  Payments Set Aside..................................................53
    10.7  Successors and Assigns..............................................53
    10.8  Assignments, Participations, etc....................................53
    10.9  Confidentiality.....................................................55
    10.10  Set-off............................................................55
    10.11  Notification of Addresses, Lending Offices, Etc....................55
    10.12  Counterparts.......................................................56
    10.13  Severability.......................................................56
    10.14  No Third Parties Benefited.........................................56
    10.15  Governing Law and Jurisdiction.....................................56
    10.16  Entire Agreement...................................................56


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                                      vii
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SCHEDULES

Schedule 1.1      Pricing Schedule
Schedule 2.1      Commitments and Pro Rata Shares
Schedule 5.5      Litigation
Schedule 5.7      ERISA
Schedule 5.11     Permitted Liabilities
Schedule 5.12     Environmental Matters
Schedule 5.15     Subsidiaries
Schedule 7.1      Existing Liens
Schedule 10.2     Eurodollar and Domestic Lending Offices; Addresses for Notices


EXHIBITS

Exhibit A         Form of Notice of Borrowing
Exhibit B         Form of Notice of Conversion/Continuation
Exhibit C         Form of Competitive Bid Request
Exhibit D         Form of Invitation for Competitive Bids
Exhibit E         Form of Competitive Bid
Exhibit F         Form of Legal Opinion of Counsel to the Company
Exhibit G         Form of Assignment and Acceptance
Exhibit H         Form of Note
Exhibit I         Form of Compliance Certificate
Exhibit J         Form of Request for Increase

                                CREDIT AGREEMENT


         This CREDIT AGREEMENT is entered into as of August 2, 1999 among A.O. SMITH CORPORATION, a Delaware corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively the "Lenders"; individually each a "Lender"), THE FIRST NATIONAL BANK OF CHICAGO, as Syndication Agent, and BANK OF AMERICA, N.A., as Agent.

         WHEREAS, the Lenders have agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                              SECTION 1 DEFINITIONS

         1.1 Certain Defined Terms. The following terms have the following meanings:

                  Absolute Rate - see subsection 2.6(c)(ii)(C).

                  Affected Lender - see Section 3.7.

                  Affiliate means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

                  Agent means BofA in its capacity as agent for the Lenders hereunder, and any successor agent arising under Section 9.9.

                  Agent-Related Persons means the Agent and any successor thereto in such capacity hereunder, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                  Agent's Payment Office means the address for payments to the Agent set forth on Schedule 10.2 or such other address as the Agent may from time to time specify.

                  Aggregate Commitment Amount means $250,000,000, as such amount may be increased pursuant to Section 2.17 or decreased pursuant to
         Section 2.7.

                  Agreement means this Credit Agreement.

                  Applicable Margin means, at any time, the percentage set forth in Schedule 1.1 opposite the then-current Leverage Ratio.

                  Arranger means Banc of America Securities LLC.

                  Assignee - see subsection 10.8(a).

                  Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services (without duplication) and all reasonable disbursements of internal counsel.

                  Base Rate means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA at its principal office in the United States as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

                  Base Rate Loan means a Committed Loan that bears interest based on the Base Rate.

                  Bid Borrowing means a Borrowing hereunder consisting of one or more Bid Loans made on the same day by one or more Lenders.

                  Bid Loan means a Loan by a Lender to the Company under Section 2.6.

                  BofA means Bank of America, N.A., a national banking association.

                  Borrowing means a Bid Borrowing or a Committed Borrowing.

                  Borrowing Date means any date on which a Borrowing occurs under Section 2.3 or 2.6.

                  Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Charlotte, Chicago or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to a Eurodollar Loan, means such a day on which dealings are carried on in the London interbank eurodollar market.

                  Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any Person controlling a bank.

                  Capital Lease means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

                  Capitalized Lease Obligations means, with respect to any Person, all outstanding obligations of such Person in respect of Capital Leases, taken at the capitalized amount thereof accounted for as indebtedness in accordance with GAAP.

                  Change of Control means any of the following events:

                  (a) any Person or group (within the meaning of Rule 13d-5 of the SEC under the Exchange Act as in effect on the date hereof), other than Permitted Holders, shall become the Beneficial Owner (as defined in Rule 13d-3 of the SEC under the Exchange Act as in effect on the date hereof) of 20% or more (by number of votes) of the Voting Stock of the Company and more of such Voting Stock than the Permitted Holders;

                  (b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members; or

                  (c) any event or condition relating to a change of control of the Company shall occur which requires, or permits the holder or holders (or any agent or trustee therefor) of any Debt of the Company or any Subsidiary to require, the purchase or repurchase prior to its expressed maturity of any Debt of the Company or any Subsidiary.

                  Closing Date means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all Lenders (or, in the case of subsection 4.1(e), waived by the Person entitled to receive the applicable payment).

                  Code means the Internal Revenue Code of 1986.

                  Commitment means, with respect to any Lender, such Lender's commitment to make Committed Loans hereunder. The initial amount of each Lender's Commitment is set forth on Schedule 2.1 (and such amount may be adjusted by any applicable increase pursuant to Section 2.17, any reduction of the combined Commitments pursuant to Section 2.7 and any assignment pursuant to Section 10.8).

                  Committed Borrowing means a Borrowing hereunder consisting of Committed Loans of the same Type made by the Lenders on the same day ratably according to their respective Pro Rata Shares.

                  Committed Loan means a Loan by a Lender to the Company under
         Section 2.1, which may be a Eurodollar Loan or a Base Rate Loan (each a "Type" of Committed Loan).

                  Company - see the Preamble.

                  Competitive Bid means an offer by a Lender to make a Bid Loan in accordance with subsection 2.6(b).

                  Competitive Bid Request - see subsection 2.6(a).

                  Compliance Certificate means a certificate substantially in the form of Exhibit I.

                  Consolidated Net Earnings means, for any period, (a) the consolidated net income of the Company and its Subsidiaries for such period (considered as a single accounting period), but excluding any equity of the Company or any Subsidiary in the undistributed earnings of any Person which is not a Subsidiary minus (b) the aggregate amount of all dividends paid by the Company on its preferred stock during such period.

                  Consolidated Net Worth means, at any date, the consolidated stockholders' equity of the Company and its Subsidiaries.

                  Continuing Member means a member of the Board of Directors of the Company who either (a) was a member of the Company's Board of Directors on the Effective Date and has been such continuously thereafter or (b) became a member of such Board of Directors after the Effective Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company's Board of Directors.

                  Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

                  Conversion/Continuation Date means any date on which, under
         Section 2.4, the Company (a) converts Committed Loans of one Type to the other Type or (b) continues as Eurodollar Loans, but with a new Interest Period, Eurodollar Loans having an Interest Period expiring on such date.

                  Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money and all mandatory purchase, redemption or other retirement obligations of such Person in respect of its mandatorily redeemable preferred stock; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business); (c) all reimbursement or payment obligations of such Person with respect to letters of credit; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);
         (f) all Capitalized Lease Obligations of such Person; (g) all indebtedness of the types referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, provided that the amount of any such Debt shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien; (h) all Hedging Obligations of such Person; and (i) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others.

                  Disposition - see Section 7.3.

                  Dollars and $ each mean lawful money of the United States.

                  Effective Date means the date on which the Agent has received counterparts of this Agreement executed by the parties hereto.

                  Eligible Assignee means: (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $1,000,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of such country, and having a combined capital and surplus of at least $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Lender, (ii) a Subsidiary of a Lender, (iii) a Subsidiary of a Person of which a Lender is a Subsidiary or (iv) a Person of which a Lender is a Subsidiary; or (d) any other Person approved by the Agent and, unless an Event of Default or Unmatured Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 10.8, the Company, such approvals not to be unreasonably withheld or delayed; provided that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

                  Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

                  Environmental Laws means all Federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental and land use matters.

                  ERISA means the Employee Retirement Income Security Act of
         1974.

                  ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the
         Code).

                  ERISA Event means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which is treated as such a withdrawal; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

                  Eurodollar Loan means any Committed Loan which bears interest by reference to the Eurodollar Rate.

                  Eurodollar Rate means, for any Interest Period, with respect to Eurodollar Loans comprising part of the same Borrowing, the rate of interest per annum determined by the Agent as the rate (rounded upward, if necessary to an integral multiple of 1/100 of 1%) at which Dollar deposits in the approximate amount of the Eurodollar Loan of BofA for such Interest Period would be offered by BofA's London office (or such other office as may be designated for such purpose by BofA), to major banks in the eurodollar interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

                  Event of Default - see Section 8.1.

                  Exchange Act means the Securities Exchange Act of 1934.

                  Facility Fee Rate means the percentage set forth in Schedule
         1.1 opposite the then-current Leverage Ratio.

                  Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the immediately preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such immediately preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

                  FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

                  Funded Debt means, at any time, the sum (determined on a consolidated basis and without duplication) of (i) all Debt of the Company and its Subsidiaries of the types described in clauses (a),
         (b), (d), (e), (f) and (g) of the definition of Debt, (ii) all non-contingent obligations of the Company and its Subsidiaries with respect to letters of credit, (iii) all contingent obligations of the Company and its Subsidiaries with respect to letters of credit issued for the account of the Company or any Subsidiary to support, and all Guaranty Obligations of the Company and its Subsidiaries in respect of, Funded Debt of any Person other than the Company or a Subsidiary and
         (iv) to the extent not included in the definition of Debt, the aggregate outstanding investment or claim held at such time by purchasers, assignees or other transferees of (or of interests in) receivables or other rights to payment of the Company and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction).

                  GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

                  Governmental Authority means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  Guaranty Obligation means, as to any Person, any direct or indirect liability of such Person, with or without recourse, with respect to any Debt, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

                  Hedging Obligations means, with respect to any Person, all liabilities of such Person under interest rate, currency and commodity swap agreements, cap agreements and collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

                  Indemnified Liabilities - see Section 10.5.

                  Indemnified Person - see Section 10.5.

                  Independent Auditor - see subsection 6.1(a).

                  Insolvency Proceeding means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the U.S. Bankruptcy Code.

                  Interest Payment Date means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter, provided that (a) if any Interest Period for a Eurodollar Loan exceeds three months, each three month anniversary of the beginning of such Interest Period shall also be an Interest Payment Date and (b) as to any Bid Loan, such intervening dates prior to the maturity thereof as may be specified by the Company and agreed to by the applicable Lender in the applicable Competitive Bid also shall be Interest Payment Dates.

                  Interest Period means, (a) as to any Eurodollar Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Eurodollar Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; and
         (b) as to any Bid Loan, a period of not less than 7 days and not more than 183 days as selected by the Company in the applicable Competitive Bid Request; provided that:

                           (i) if any Interest Period would otherwise end on a
                  day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless, in the case of a Eurodollar Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                           (ii) any Interest Period for a Eurodollar Loan that
                  begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                           (iii) no Interest Period for any Loan shall extend
                  beyond the Termination Date.

                  Invitation for Competitive Bids means a solicitation for Competitive Bids substantially in the form of Exhibit D.

                  IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

                  Lender - see the Preamble.

                  Lending Office means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Eurodollar Lending Office", as the case may be, on Schedule 10.2, or such other office or offices as such Lender may from time to time notify the Company and the Agent.

                  Leverage Ratio means at any time the ratio of (a) Funded Debt to (b) the sum of Funded Debt plus Consolidated Net Worth.

                  Lien means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease.

                  Loan means an extension of credit by a Lender to the Company under Section 2. A Loan may be a Committed Loan or a Bid Loan.

                  Margin Stock means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

                  Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; or (b) a material impairment of the ability of the Company to perform its obligations hereunder.

                  Material Financial Obligations means Debt, Guaranty Obligations or Hedging Obligations of the Company or any Subsidiary, or obligations of the Company or any Subsidiary in respect of any Securitization Transaction, in an aggregate principal amount (for all applicable Debt, Guaranty Obligations, Hedging Obligations and obligations in respect of Securitization Transactions) equal to $10,000,000 or more.

                  Multiemployer Plan means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

                  Net Cash Proceeds means, with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Disposition, net of (i) direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Disposition (other than the Loans).

                  Note means a promissory note executed by the Company in favor of a Lender pursuant to subsection 2.2(b), in substantially the form of Exhibit H.

                  Notice of Borrowing means a notice in substantially the form of Exhibit A.

                  Notice of Conversion/Continuation means a notice in substantially the form of Exhibit B.

                  Obligations means all advances, debts, liabilities, obligations, covenants and duties arising under this Agreement owing by the Company to any Lender, the Agent or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising.

                  Organization Documents means (i) for any corporation, the certificate of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) for any partnership or joint venture, the partnership or joint venture agreement and any other organizational document of such entity, (iii) for any limited liability company, the certificate or articles of organization, the operating agreement and any other organizational document of such limited liability company, (iv) for any trust, the declaration of trust, the trust agreement and any other organizational document of such trust and
         (v) for any other entity, the document or agreement pursuant to which such entity was formed and any other organizational document of such entity.

                  Other Taxes means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any Note.

                  Participant - see subsection 10.8(c).

                  PBGC means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

                  Pension Plan means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA with respect to which the Company or any ERISA Affiliate may have any liability but not including any Multiemployer Plan.

                  Permitted Holders means Arthur O. Smith and Lloyd B. Smith, their respective spouses, their respective lineal descendants and the spouses of such descendants, trusts for the benefit of or controlled by the foregoing and any corporation controlled by any of the foregoing.

                  Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

                  Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) with respect to which the Company may have any liability.

                  Pro Rata Share means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of (i) prior to termination of the Commitments, the amount of such Lender's Commitment divided by the combined Commitments of all Lenders and (ii) after termination of the Commitments, the unpaid principal amount of such Lender's Loans divided by the then aggregate unpaid amount of the Loans of all Lenders.

                  Replacement Lender - see Section 3.7.

                  Reportable Event means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

                  Required Lenders means (a) prior to the Termination Date, Lenders holding more than 50% of the Commitments, and (b) thereafter, Lenders holding more than 50% of the then aggregate unpaid principal amount of the Loans.

                  Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator (under binding arbitration) or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  Responsible Officer means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer, the secretary or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

                  SEC means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

                  Securitization Transaction means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

                  Subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

                  Taxes means any and all present or future taxes, levies, assessments, imposts, duties, deductions, charges or withholdings, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

                  Termination Date means the earlier to occur of (a) August 2, 2004 or (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

                  364-Day Commitment Amount means the "Aggregate Commitment Amount" under and as defined in the 364-Day Credit Agreement.

                  364-Day Credit Agreement means the 364-Day Credit Agreement dated as of the date hereof among the Company, various financial institutions and BofA, as agent.

                  Total Commitment Amount means at any time the sum of the Aggregate Commitment Amount and the 364-Day Commitment Amount.

                  Type has the meaning specified in the definition of "Committed Loan."

                  Unfunded Pension Liability means the excess of a Pension Plan's accrued benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to
         Section 412 of the Code for the applicable plan year.

                  United States and U.S. each means the United States of America.

                  Unmatured Event of Default means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

                  Voting Stock means, as to any Person, all outstanding securities of all classes of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to elect directors of such Person.

                  Wholly-Owned Subsidiary means any Subsidiary in which (other than directors' qualifying shares required by law) 100% of the Voting Stock, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

                  Year 2000 Problem means the risk that computer applications and embedded microchips in non-computing devices may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999.

         1.2  Other Interpretive Provisions.

                  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b) Section, subsection, Article, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (c) The term "including" is not limiting and means "including without limitation."

                  (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                  (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such statute or regulation.

                  (f) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  (g) This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

                  (h) This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, the Company and the Lenders, and is the product of all parties. Accordingly, this Agreement shall not be construed against the Lenders or the Agent merely because of the Agent's or Lenders' involvement in its preparation.

         1.3  Accounting Principles.

                  (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that if the Company notifies the Agent that the Company wishes to amend any covenant in Section 7 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Lenders wish to amend
Section 7 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

                  (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                              SECTION 2 THE CREDITS

         2.1 Amounts and Terms of Commitments. Each Lender severally agrees, on the terms and conditions set forth herein, to make Committed Loans to the Company from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided that the aggregate principal amount of all outstanding Loans (whether Committed Loans or Bid Loans) shall not at any time exceed the Aggregate Commitment Amount. Subject to the foregoing and the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under Section 2.8 and reborrow under this Section 2.1.

         2.2 Loan Accounts. (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive (absent manifest error) of the amount of the Loans made by the Lenders to the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

                  (b) Upon the request of any Lender made through the Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to endorse its Note(s) and each Lender's record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.

         2.3 Procedure for Committed Borrowing. (a) Each Committed Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to 10:30 a.m. (Chicago time) (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

                           (A) the amount of the Committed Borrowing, which shall be in an aggregate amount not less than $10,000,000 or a higher integral multiple of $1,000,000 (provided that any Borrowing of Base Rate Loans may be in an amount equal to the unused Aggregate Commitment Amount);

                           (B) the requested Borrowing Date, which shall be a Business Day;

                           (C) the Type of Loans comprising such Committed Borrowing; and

                           (D) in the case of Eurodollar Loans, the duration of the initial Interest Period therefor.

                  (b) The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Pro Rata Share of such Borrowing.

                  (c) Each Lender will make the amount of its Pro Rata Share of each Committed Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 12:00 noon (Chicago time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Committed Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

         2.4 Conversion and Continuation Elections for Committed Borrowings. (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

                           (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurodollar Loans, to convert any such Committed Loans (or any part thereof in an aggregate amount not less than $5,000,000 or a higher integral multiple of $1,000,000) into Committed Loans of the other Type; or

                           (ii) elect as of the last day of the applicable Interest Period, to continue any Eurodollar Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000);

provided that if at any time the aggregate amount of Eurodollar Loans in respect of any Borrowing is reduced, by payment, prepayment or conversion of part thereof, to be less than $5,000,000, such Eurodollar Loans shall automatically convert into Base Rate Loans.

                  (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:30 a.m. (Chicago time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Committed Loans are to be converted into or continued as Eurodollar Loans and (ii) on the Conversion/Continuation Date, if the Committed Loans are to be converted into Base Rate Loans, specifying:

                           (A) the proposed Conversion/Continuation Date;

                           (B) the aggregate amount of Committed Loans to be
                  converted or continued;

                           (C) the Type of Committed Loans resulting from the
                  proposed conversion or continuation; and

                           (D) in the case of conversions into Eurodollar Loans,
                  the duration of the requested Interest Period.

                  (c) If upon the expiration of any Interest Period applicable to Eurodollar Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, the Company shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

                  (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Committed Loans with respect to which the notice was given held by each Lender.

                  (e) Unless the Required Lenders otherwise consent, during the existence of an Event of Default or Unmatured Event of Default, the Company may not elect to have a Loan converted into or continued as a Eurodollar Loan.

         2.5 Bid Borrowings. In addition to Committed Borrowings pursuant to
Section 2.3, each Lender severally agrees that the Company may, as set forth in
Section 2.6, from time to time request the Lenders prior to the Termination Date to submit offers to make Bid Loans to the Company; provided that the Lenders may, but shall have no obligation to, submit such offers and the Company may, but shall have no obligation to, accept any such offers; and provided, further, that the aggregate principal amount of all outstanding Loans (whether Bid Loans or Committed Loans) shall not at any time exceed the Aggregate Commitment Amount.

         2.6  Procedure for Bid Borrowings.

                  (a) When the Company wishes to request the Lenders to submit offers to make Bid Loans hereunder, it shall transmit to the Agent by telephone call followed promptly by facsimile transmission a notice in substantially the form of Exhibit C (a "Competitive Bid Request") so as to be received no later than 9:00 a.m. (Chicago time) one Business Day prior to the date of such proposed Bid Borrowing, specifying:

                           (i) the date of such Bid Borrowing, which shall be a Business Day;

                           (ii) the aggregate amount of such Bid Borrowing, which shall be a minimum amount of $5,000,000 or a higher integral multiple of $1,000,000; and

                           (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of "Interest Period" herein.

The Company may not request Competitive Bids for more than three Interest Periods in a single Competitive Bid Request and may not request Competitive Bids more than once in any period of five Business Days.

                  (b) Upon receipt of a Competitive Bid Request, the Agent will promptly send to the Lenders by facsimile transmission an Invitation for Competitive Bids, which shall constitute an invitation by the Company to each Lender to submit Competitive Bids offering to make the Bid Loans to which such Competitive Bid Request relates in accordance with this Section 2.6.

                  (c) (i) Each Lender may at its discretion submit a Competitive Bid containing an offer or offers to make Bid Loans in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this subsection 2.6(c) and must be submitted to the Agent by facsimile transmission at the Agent's office for notices not later than 8:30 a.m. (Chicago time) on the proposed date of Borrowing; provided that Competitive Bids submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Company of the terms of the offer or offers contained therein not later than 8:15 a.m. (Chicago time) on the proposed date of Borrowing.

                           (ii) Each Competitive Bid shall be in substantially the form of Exhibit E, specifying therein:

                                    (A) the proposed date of Borrowing;

                                    (B) the principal amount of each Bid Loan
                  for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the amount of the Commitment of the quoting Lender, (y) must be $5,000,000 or a higher integral multiple of $1,000,000 and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested;

                                    (C) the rate of interest per annum (which
                  shall be an integral multiple of 1/100th of 1%) (the "Absolute Rate") offered for each such Bid Loan; and

                                    (D)     the identity of the quoting Lender.

         A Competitive Bid may contain up to three separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bids.

                           (iii) Any Competitive Bid shall be disregarded if it:

                                    (A) is not substantially in conformity with
                  Exhibit E or does not specify all of the information required by subsection (c)(ii) of this Section;

                                    (B) contains qualifying, conditional or
                  similar language (other than a maximum aggregate principal amount of Competitive Bids which may be accepted thereunder);

                                    (C) proposes terms other than or in addition
                  to those set forth in the applicable Invitation for Competitive Bids; or

                                    (D) arrives after the time set forth in
                  subsection (c)(i) of this Section.

                  (d) Promptly on receipt and not later than 9:00 a.m. (Chicago time) on the proposed date of Borrowing, the Agent will notify the Company of the terms (i) of any Competitive Bid submitted by a Lender that is in accordance with subsection 2.6(c) and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Lender with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid and only if received within the time set forth in subsection 2.6(c). The Agent's notice to the Company shall specify (1) the aggregate principal amount of Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid request; and (2) the respective principal amounts and Absolute Rates so offered. Subject only to the provisions of Sections 3.2 and 4.2 hereof and the provisions of this subsection
(d), any Competitive Bid shall be irrevocable except with the written consent of the Agent given on the written instructions of the Company.

                  (e) Not later than 9:30 a.m. (Chicago time) on the proposed date of a Bid Borrowing, the Company shall notify the Agent of its acceptance or non-acceptance of the offers notified to it pursuant to subsection 2.6(d). The Company shall be under no obligation to accept any offer and may choose to reject all offers. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; provided that:

                           (i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

                           (ii) the principal amount of each Bid Borrowing must be $5,000,000 or a higher integral multiple of $1,000,000;

                           (iii) acceptance of offers may only be made on the basis of ascending Absolute Rates, within each Interest Period; and

                           (iv) the Company may not accept any offer that is described in subsection 2.6(c)(iii) or that otherwise fails to comply with the requirements of this Agreement.

                  (f) If offers are made by two or more Lenders with the same Absolute Rate for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples, not less than $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determination by the Agent of the amount of Bid Loans shall be conclusive in the absence of manifest error.

                  (g) (i) The Agent will promptly notify each Lender having submitted a Competitive Bid if its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the Bid Borrowing.

                           (ii) Each Lender which has received notice pursuant to subsection 2.6(g)(i) that its Competitive Bid has been accepted shall make the amounts of such Bid Loans available to the Agent for the account of the Company at the Agent's Payment Office by 12:00 noon (Chicago time) on such date of Bid Borrowing, in immediately available funds.

                           (iii) Promptly following each Bid Borrowing, the Agent shall notify each Lender of the ranges of bids submitted and the highest and lowest Bids accepted for each Interest Period requested by the Company and the aggregate amount borrowed pursuant to such Bid Borrowing.

                  (h) If, on the proposed date of Borrowing, the Commitments have not been terminated and all applicable conditions to funding referenced in Sections 3.2 and 4.2 hereof are satisfied, the Lender or Lenders whose offers the Company has accepted will fund each Bid Loan so accepted. Nothing in this
Section 2.6 shall be construed as a right of first offer in favor of the Lenders or to otherwise limit the ability of the Company to request and accept credit facilities from any Person (including any of the Lenders), provided that no Event of Default or Unmatured Event of Default would otherwise arise or exist as a result of the Company executing, delivering or performing under such credit facilities.

         2.7  Termination or Reduction of Commitments.

                  (a) On each date on which the Aggregate Commitment Amount is required to be reduced pursuant to Section 7.3, the Aggregate Commitment Amount shall be reduced by the amount required pursuant to Section 7.3.

                  (b) The Company may, upon not less than four Business Days' prior notice to the Agent, terminate the Commitments or permanently reduce the Aggregate Commitment Amount to an amount which is not less than the aggregate principal amount of all outstanding Loans; provided that, if the 364-Day Credit Agreement is still in effect, the Company shall concurrently terminate or reduce by a proportionate amount, as the case may be, the 364-Day Commitment Amount. Any reduction pursuant to this subsection (b) shall reduce the Total Commitment Amount by $10,000,000 or a higher integral multiple of $1,000,000 (provided that if the 364-Day Credit Agreement has been terminated, any reduction shall be in an amount which results in the Aggregate Commitment Amount being an integral multiple of $1,000,000).

                  (c) Any reduction of the Aggregate Commitment Amount shall be applied to reduce the amount of the Commitment of each Lender according to its Pro Rata Share. All accrued facility fees to, but not including, the effective date of any reduction or termination of Commitments shall be paid on the effective date of such reduction or termination.

         2.8 Prepayments.

                  (a) If, on any date on which the Aggregate Commitment Amount is required to be reduced pursuant to subsection 2.7(a), the aggregate principal amount of all outstanding Loans (whether Committed Loans or Bid Loans) would exceed the Aggregate Commitment Amount after giving effect to such reduction, then the Company shall make an immediate repayment of outstanding Committed Loans in a principal amount equal to such excess (rounded upward, if necessary, to an integral multiple of $1,000,000) or, if less, in the aggregate principal amount of all outstanding Committed Loans. Any such prepayment shall be applied, first, to prepay Base Rate Loans, and, second, to prepay Eurodollar Loans (in such order as the Company shall specify). If after prepayment of all Committed Loans, the aggregate principal amount of all outstanding Loans would exceed the Aggregate Commitment Amount after giving effect to the applicable reduction, the Company shall deposit with the Agent, to be held by the Agent as cash collateral for the Obligations, an amount sufficient to eliminate such excess, and the Agent shall apply such funds to repay Bid Loans as they mature or as otherwise provided in Section 2.15.

                  (b) The Company may, from time to time, upon irrevocable notice to the Agent not later than 10:30 a.m. (Chicago time) on the date of prepayment, with respect to prepayments of Base Rate Loans, and one Business Day prior to the proposed date of prepayment, with respect to Eurodollar Loans, ratably prepay Committed Loans in whole or in part, in minimum amounts of $5,000,000 or a higher integral multiple of $1,000,000 (provided that the Company may make a prepayment of Base Rate Loans in an amount which is not such an integral multiple if, after giving effect to such prepayment, the outstanding principal amount of all Base Rate Loans will be an integral multiple of $1,000,000). Such notice of prepayment shall specify the date and amount of such prepayment and the Committed Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

                  (c) Any prepayment of Eurodollar Loans shall include accrued interest to the date of prepayment on the amount prepaid and any amounts required pursuant to Section 3.4.

                  (d)      Bid Loans may not be voluntarily prepaid.

         2.9 Repayment. The Company shall repay each Bid Loan on the last day of each Interest Period therefor. The Company shall repay all Loans (including any outstanding Bid Loan) on the Termination Date.

         2.10 Interest. (a) Each Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) in the case of a Eurodollar Loan, the Eurodollar Rate for each applicable Interest Period plus the Applicable Margin as in effect from time to time and (ii) in the case of a Base Rate Committed Loan, the Base Rate as in effect from time to time. Each Bid Loan shall bear interest on the outstanding principal amount thereof from the relevant Borrowing Date at a rate per annum equal to the Absolute Rate.

                  (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest also shall be paid on each Eurodollar Loan on the date of any conversion of such Eurodollar Loan under Section 2.4 and any prepayment of such Eurodollar Loan under Section 2.8, in each case for the portion of the Loan so prepaid.

                  (c) The Company shall pay to each Lender, at any time such Lender is required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual cost of such reserves allocated to such Eurodollar Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Eurodollar Loan, provided that the Company shall have received at least 10 days' prior written notice (with a copy to the Agent) of the amount of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be payable 10 days after receipt of such notice.

                  (d) Notwithstanding the foregoing provisions of this Section, upon notice to the Company from the Agent (acting at the request or with the consent of the Required Lenders) during the existence of an Event of Default, and for so long as such Event of Default continues, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans and, to the extent permitted by applicable law, on any other amount payable hereunder, at a rate per annum equal to the rate otherwise applicable thereto pursuant to the terms hereof (or, if no such rate is specified, the Base Rate) plus 2%. All such interest shall be payable on demand.

                  (e) Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the highest rate permitted by applicable law.

         2.11  Fees.

                  (a) Arrangement and Agency Fees. The Company shall pay arrangement fees to the Arranger for the Arranger's own account, and shall pay an agency fee to the Agent for the Agent's own account, as agreed among the Company, the Arranger and the Agent from time to time.

                  (b) Facility Fees. The Company shall pay to the Agent for the account of each Lender a facility fee on the amount of such Lender's Commitment (and, if any Loans remain outstanding after termination of such Commitment, on the aggregate principal amount of such Lender's Loans) at the Facility Fee Rate. Such facility fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter through the Termination Date (or, if later, the date on which all Loans are paid in full), with the final payment to be made on the Termination Date (or such later date); provided that, in connection with any reduction or termination of Commitments under Section 2.7, the accrued facility fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with (in the case of a reduction) the following quarterly payment being calculated on the basis of the period from such reduction date to the quarterly payment date. The facility fees shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Section 4 are not met.

                  (c) Utilization Fees. The Company shall pay to the Agent for the account of each Lender a utilization fee on such Lender's Pro Rata Share of the aggregate principal amount of all outstanding Committed Loans for any day on which such aggregate principal amount plus the aggregate principal amount of all outstanding "Committed Loans" under and as defined in the 364-Day Credit Agreement exceeds 50% of the Total Commitment Amount, computed at a rate per annum equal to 0.05%, or, at any time the Leverage Ratio is greater than 0.55 to 1, 0.075%. Such utilization fee shall accrue on each applicable day from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter through the Termination Date, with the final payment to be made on the Termination Date.

         2.12 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which such interest or such fees are computed from the first day thereof to the last day thereof.

                  (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

         2.13 Payments by the Company. (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein (including Section 10.11), all payments by the Company shall be made to the Agent for the account of the Lenders at the Agent's Payment Office, and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (Chicago time) on the date specified herein. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 12:00 noon (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

                  (b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless, in the case of a Eurodollar Loan, the following Business Day is in another calendar month, in which case such payment shall be made on the preceding Business Day), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                  (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

         2.14 Payments by the Lenders to the Agent. (a) Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Committed Borrowing after the Closing Date, at least one Business Day prior to the date of a Borrowing of Eurodollar Loans and prior to 11:30 a.m. (Chicago time) on the date of a Borrowing of Base Rate Loans that such Lender will not make available as and when required hereunder to the Agent for the account of the Company the amount of such Lender's Pro Rata Share of such Committed Borrowing, the Agent may assume that such Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, such Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Committed Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Committed Loans comprising such Committed Borrowing.

                  (b The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

         2.15 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact and (b) purchase from the other Lenders such participations in the Committed Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

         2.16 Limitation on Interest Periods. After giving effect to any Borrowing, and any conversion or continuation of Committed Loans, there may not be more than eight different Interest Periods in effect for all Loans.

         2.17 Optional Increase in Commitments. The Company may at any time (but not more than once in any calendar year), by means of a letter to the Agent substantially in the form of Exhibit J, request that the Aggregate Commitment Amount be increased by (a) increasing the amount of the Commitment of one or more Lenders which have agreed to such increase and/or (b) adding an Eligible Assignee as a party hereto with a Commitment in an amount agreed to by such Eligible Assignee; provided that (i) no Eligible Assignee shall be added as a party hereto unless (A) such Eligible Assignee shall have been approved in writing by the Agent (which approval shall not be unreasonably withheld) and (B) if the 364-Day Credit Agreement is still in effect, such Eligible Assignee shall concurrently become a party to the 364-Day Credit Agreement with a "Pro Rata Share" under and as defined thereunder equal to its Pro Rata Share hereunder,
(ii) in no event shall the Aggregate Commitment Amount exceed $285,714,285.71 without the written consent of all Lenders, (iii) in no event shall the Total Commitment Amount exceed $400,000,000, (iv) at the time of such increase, and after giving effect thereto, no Event of Default or Unmatured Event of Default shall exist and (v) both before and after giving effect to such increase, the Company shall be in pro forma compliance with all financial covenants set forth in Section 7. Any increase in the Aggregate Commitment Amount pursuant to this
Section 2.17 shall become effective three Business Days after the date on which the Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit J (in the case of an increase in the amount of the Commitment of an existing Lender) or assumption letter in the form of Annex 2 to Exhibit J (in the case of the addition of an Eligible Assignee as a new Lender) or on such other date as is agreed among the Company, the Agent and the increasing or new Lender. The Agent shall promptly notify the Company and the Lenders of any increase in the amount of the Aggregate Commitment Amount pursuant to this Section 2.17 and of the amount of the Commitment and Pro Rata Share of each Lender after giving effect thereto. The Company acknowledges that, in order to maintain Committed Loans in accordance with each Lender's Pro Rata Share, a reallocation of the Commitments as a result of a non-pro-rata increase in the Aggregate Commitment Amount may require prepayment of all or portions of certain Committed Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.4).


                SECTION 3 TAXES, YIELD PROTECTION AND ILLEGALITY

         3.1 Taxes. (a) Any and all payments by the Company to each Lender and the Agent under this Agreement and any Note shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

                  (b If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

                           (i the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                           (ii   the Company shall make such deductions and
         withholdings;

                           (iii the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                           (iv the Company shall also pay to the Agent for the account of any applicable Lender or the Agent, at the time interest is paid, all additional amounts which such Lender or such Agent specifies as necessary to preserve the after-tax yield such Lender or the Agent would have received if such Taxes or Other Taxes had not been imposed.

                  (c The Company agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes in the amount that such Lender or the Agent specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Agent makes written demand therefor. The Company will not be obligated to indemnify any Lender for any Other Taxes which are to be paid as a result of such Lender's gross negligence or willful misconduct in failing to timely pay such amounts when due.

                  (d Within 10 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to each Lender and the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Agent.

                  (e If the Company is required to pay any amount to any Lender or the Agent pursuant to subsection (b) or (c) of this Section, then such Lender or the Agent shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office or other relevant office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Lender or the Agent is not otherwise disadvantageous to such Lender or the Agent.

         3.2 Illegality. (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any

Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Loans, then, on notice thereof by the Lender to the Company through the Agent, any obligation of that Lender to make Eurodollar Loans shall be suspended until the circumstances giving rise to such determination no longer exist.

                  (b If a Lender determines that it is unlawful to maintain any Eurodollar Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such Eurodollar Loan, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof or, if earlier, on the date on which such Lender may no longer lawfully continue to maintain such Eurodollar Loan. If the Company is required to so prepay any Eurodollar Loan, then concurrently with such prepayment, the Company shall borrow from the Affected Lender, in the amount of such repayment, a Base Rate Loan.

                  (c If the obligation of any Lender to make or maintain Eurodollar Loans has been so terminated or suspended, all Loans which would otherwise be made by such Lender as Eurodollar Loans shall be instead Base Rate Loans.

                  (d Before giving any notice to the Agent or demand upon the Company under this Section, the Affected Lender shall designate a different Lending Office with respect to its Eurodollar Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

         3.3 Increased Costs and Reduction of Return. (a) If after the date hereof any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of interest pursuant to Section 2.10(c)) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Loan, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

                  (b If after the date hereof any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof or (iv) compliance by the Lender (or its Lending Office) or any Person controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Company through the Agent, the Company shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

         3.4 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

                  (a the failure of the Company to make on a timely basis any payment of principal of any Eurodollar Loan;

                  (b the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing, a Notice of Conversion/Continuation or accepted a Competitive Bid;

                  (c the failure of the Company to make any prepayment of a Committed Loan in accordance with any notice delivered under Section 2.8;

                  (d the prepayment or other payment (including after acceleration thereof) of a Eurodollar Loan on a day that is not the last day of the relevant Interest Period; or

                  (e the automatic conversion under Section 2.4 of any Eurodollar Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under subsection 3.3(a), each Eurodollar Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at Eurodollar Rate for such Eurodollar Loan by a matching deposit or other borrowing in the eurodollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan is in fact so funded.

         3.5 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or if Lenders having 35% or more of the amount of the Commitments notify the Agent that the Eurodollar Rate applicable pursuant to subsection 2.10(a) for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue the Committed Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Loans.

         3.6 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Section 3 shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

         3.7 Substitution of Lenders. Upon the receipt by the Company from any Lender of a claim for compensation under Section 3.1 or 3.3 or a notice under
Section 3.2, or a Lender declines or fails to respond to an Extension Request (as defined in the 364-Day Credit Agreement pursuant to subsection 2.18(a) of the 364-Day Credit Agreement) (each Lender making such a claim for compensation or such a notice, or declining or failing to respond to such an Extension Request, an "Affected Lender"), the Company may: (i) request one more of the other Lenders to acquire and assume all or part of such Affected Lender's Loans and Commitment; or (ii) designate a replacement bank or other financial institution (a "Replacement Lender") to acquire and assume all or part of such Affected Lender's Loans and Commitment. Any such designation of a Replacement Lender shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld). Any acquisition and assumption of Loans and Commitments pursuant to this Section shall be governed by Sections 10.8(a) and
(b) and shall be for a purchase price equal to the outstanding principal amount of the Loans payable to the Affected Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees in respect of such Lender's Commitment and/or Loans plus any amount payable under Section 3.4 (assuming for purposes of calculating such amount that each Eurodollar Loan (or the relevant portion thereof) sold by such Affected Lender has been prepaid on the date of such sale).

         3.8 Survival. The agreements and obligations of the Company in this
Section 3 shall survive the payment of all other Obligations.


                         SECTION 4 CONDITIONS PRECEDENT

         4.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Committed Loan, and to receive through the Agent the initial Competitive Bid Request, is, in addition to the conditions precedent set forth in Section 4.2, subject to the conditions that the Agent shall have received (i) evidence that the Amended and Restated Credit Agreement dated as of February 26, 1993 among the Company, various financial institutions and The Chase

Manhattan Bank (formerly Chemical Bank) has been terminated and that all outstanding loans thereunder have been paid in full and (ii) all of the following, in form and substance satisfactory to the Agent and each Lender, and in sufficient copies for each Lender:

                  (a       Notes.  A Note for each applicable Lender.

                  (b       Resolutions; Incumbency.

                           (i Copies of resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

                           (ii a certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute and deliver this Agreement and the Notes.

                  (c Good Standing Certificate. A copy of a good standing certificate as of a recent date for the Company from the Secretary of State of the State of Delaware.

                  (d Legal Opinions. An opinion of W. David Romoser, Vice President, General Counsel and Secretary to the Company, substantially in the form of Exhibit F.

                  (e Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses in respect hereof to the extent then due and payable on the Closing Date.

                  (f Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                           (i the representations and warranties contained in Section 5 are true and correct on and as of such date, as though made on and as of such date;

                           (ii no Event of Default or Unmatured Event of Default exists or would result from the initial Borrowing; and

                           (iii since December 31, 1998, no event or circumstance has occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect.

                  (g Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.

         4.2 Conditions to All Loans. The obligation of each Lender to make any Committed Loan to be made by it, or any Bid Loan as to which the Company has accepted the relevant Competitive Bid, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

                  (a Notice. As to any Committed Loan, the Agent shall have received a Notice of Borrowing.

                  (b Continuation of Representations and Warranties. The representations and warranties in Section 5 (other than subsection 5.11(b)) shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

                  (c No Existing Default. No Event of Default or Unmatured Event of Default shall exist or shall result from such Borrowing.

Each Notice of Borrowing and Competitive Bid Request submitted by the Company hereunder shall constitute a representation and warranty by the Company that, as of the date of such notice or request and as of the applicable Borrowing Date, the conditions in this Section 4.2 are satisfied.


                    SECTION 5 REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Agent and each Lender that:

         5.1 Corporate Existence and Power. The Company and each of its
Subsidiaries:

                  (a is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver and perform its obligations hereunder and under the Notes;

                  (c is duly qualified as a foreign entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

                  (d       is in compliance with all Requirements of Law;

except, in each case referred to in clause (a) (with respect to Subsidiaries), clause (b)(i), clause (b)(ii), clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         5.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each Note have been duly authorized by all necessary corporate action, and do not and will not:

                  (a contravene the terms of any of the Company's Organization Documents;

                  (b conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

                  (c       violate any Requirement of Law.

         5.3 Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any Note.

         5.4 Binding Effect. This Agreement has been, and upon execution and delivery thereof by the Company each Note will be, duly executed and delivered by the Company. This Agreement constitutes, and, upon the execution and delivery thereof by the Company each Note will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         5.5 Litigation. Except as specifically disclosed in Schedule 5.5, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or its Subsidiaries or any of their respective properties which:

                  (a purport to affect or pertain to this Agreement or any of the transactions contemplated hereby; or

                  (b would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or directing that the transactions provided for herein not be consummated as herein provided.

         5.6 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all other such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

         5.7 ERISA Compliance. Except as specifically disclosed in Schedule 5.7:

                  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to
Section 412 of the Code has been made with respect to any Plan.

                  (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

                  (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no contribution failure has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) no Pension Plan has any Unfunded Pension Liability in excess of $10,000,000; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         5.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.10 and Section 7.6. Neither the

Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock constitutes less than 25% of the consolidated assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge or other disposition hereunder.

         5.9 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have good title to all their other respective material properties and assets. As of each of the Effective Date and the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens other than Liens permitted by
Section 7.1.

         5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

         5.11 Financial Condition. (a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1998 and the unaudited consolidated financial statements of the Company and its Subsidiaries dated March 31, 1999 and the related consolidated statements of income or operations, stockholders' equity and cash flows for the fiscal periods ended on such dates:

                           (i were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein;

                           (ii fairly present the financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby; and

                           (iii except as specifically disclosed in Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the dates thereof.

                  (b Since December 31, 1998, there has been no Material Adverse Effect.

         5.12 Environmental Matters. Except as disclosed on Schedule 5.12, to the best of the Company's knowledge, all existing Environmental Laws and existing Environmental Claims on its business, operations and properties, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.13 Regulated Entities. Neither the Company nor any Subsidiary is an "Investment Company" within the meaning of the Investment Company Act of 1940. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Debt.

         5.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

         5.15 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 5.15.

         5.16 Insurance. The properties of the Company and its Subsidiaries are insured either by adequately reserved self-insurance or with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

         5.17 Full Disclosure. None of the representations or warranties made by the Company in this Agreement as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company in connection with this Agreement (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing
Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

         5.18 Year 2000 Problem. The Company and its Subsidiaries (a) have reviewed the areas within their business and operations which could be adversely affected by, and have developed a program to address on a timely basis, the Year 2000 Problem and (b) have made appropriate inquiries as to the effect the Year 2000 Problem will have on their material suppliers and customers. Based on such review, program and inquiries, the Company reasonably believes that the Year 2000 Problem will not have a Material Adverse Effect.


                         SECTION 6 AFFIRMATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

         6.1 Financial Statements. The Company shall deliver to the Agent and each Lender, in form and detail reasonably satisfactory to the Agent and the Required Lenders:

                  (a As soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Ernst & Young or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall (x) state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (y) not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records.

                  (b As soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, stockholders' equity and cash flows for such quarter and for the period commencing on the first day of the then-current fiscal year and ending on the last day of such quarter, certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and to ordinary year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries.

         6.2 Certificates; Other Information. The Company shall furnish to the Agent and each Lender:

                  (a concurrently with the delivery of the financial statements referred to in subsection 6.1(a) and each set of quarterly statements referred to in subsection 6.1(b), a Compliance Certificate executed by a Responsible Officer;

                  (b promptly, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and regular, periodic or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;

                  (c promptly, such information or documentation as the Agent, at the request of any Lender, may request from time to time regarding the efforts of the Company and its Subsidiaries to address the Year 2000 Problem; and

                  (d promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Lender, may from time to time reasonably request.

         6.3 Notices. The Company shall promptly notify the Agent and each Lender promptly after a Responsible Officer obtains knowledge of:

                  (a the occurrence of any Event of Default or Unmatured Event of Default;

                  (b any of the following matters that has resulted or may reasonably be expected to result in a Material Adverse Effect (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority, (iii) the assertion of any Environmental Claim or (iv) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary;

                  (c the occurrence of any of the following events affecting the Company or any ERISA Affiliate:

                           (i)  an ERISA Event;

                           (ii) a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;

                           (iii) a material increase in the Unfunded Pension Liability of any Pension Plan;

                           (iv) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

                           (v) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

                  (d any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries.

                  Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity all provisions of this Agreement that have been breached or violated.

         6.4 Preservation of Corporate Existence, Etc. Except as otherwise expressly permitted under this Agreement, the Company shall, and shall cause each Subsidiary to:

                  (a preserve and maintain in full force and effect its corporate existence and good standing under the laws of its jurisdiction of incorporation;

                  (b preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.3 and sales of assets permitted by Section 7.2;

                  (c use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

                  (d preserve or renew all of its registered patents, trademarks, trade names and service marks;

unless (with respect to any Subsidiary in the case of clause (a)) in the good faith judgment of the Company, the failure to do any of the acts specified above could not reasonably be expected to have a Material Adverse Effect.

         6.5 Insurance. The Company shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Company and its Subsidiaries may remain self-insured for such matters and in such amounts as the Company and its Subsidiaries have been customarily self-insured.

         6.6 Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all material respects with all Requirements of Law (including any Environmental Law) of any Governmental Authority having jurisdiction over it or its business.

         6.7 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

         6.8 Inspection of Property and Books and Records. The Company shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries sufficient to permit the preparation of financial statements in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall, and shall cause each Subsidiary to, permit representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers and independent public accountants, during normal business hours and at reasonable intervals upon reasonable advance notice; provided that when an Event of Default exists, no such notice shall be required. After the occurrence and during the continuance of an Event of Default, any such inspection shall be at the Company's expense.

         6.9 Payment of Taxes. The Company shall, and shall cause each Subsidiary to, pay when due all tax liabilities, assessments and governmental charges upon it or its properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained with respect thereto.

         6.10 Use of Proceeds. The Company shall use the proceeds of the Loans for working capital and other general corporate purposes (including acquisitions and repurchases of the Company's stock) not in contravention of any Requirement of Law.

         6.11 Availability. The Company shall maintain at all times unused availability hereunder and under the Company's other unsecured committed credit facilities (including the 364-Day Credit Agreement) in an amount which is not less than the amount of all outstanding commercial paper issued by the Company.


                          SECTION 7 NEGATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

         7.1 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following:

                  (a any Lien existing on property of the Company or any Subsidiary on the Effective Date and set forth in Schedule 7.1 securing Debt outstanding on such date, and any extension, renewal or replacement of any such Lien so long as the principal amount secured thereby is not increased and the scope of the property subject to such Lien is not extended;

                  (b Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.9, provided that no notice of lien has been filed or recorded under the Code or any other Requirement of Law;

                  (c carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

                  (d Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (e Liens on the property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business; provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

                  (f easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

                  (g Liens securing obligations in respect of Capital Leases on the assets subject to such Capital Leases;

                  (h) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

                  (i) Liens arising in connection with Securitization Transactions; provided that the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions shall not exceed $150,000,000; and

                  (j) any Lien not otherwise permitted by the foregoing clauses of this Section; provided that the aggregate amount of all obligations of the Company and its Subsidiaries secured by all Liens permitted by this clause (j) does not exceed 15% of Consolidated Net Worth.

         7.2 Consolidations and Mergers. The Company shall not, and shall not permit any Subsidiary to, be a party to any merger or consolidation, except for any merger or consolidation of or by any Wholly-Owned Subsidiary into the Company or into or with any other Wholly-Owned Subsidiary; provided that (a) the Company may merge with another Person if (i) the Company is the acquiring and surviving corporation, (ii) the holders of the capital stock of the Company before such merger continue to own at least 75% of the capital stock of the Company immediately after such merger and (iii) immediately after giving effect to such merger, no Event of Default or Unmatured Event of Default shall have occurred and be continuing; and (b) any Subsidiary may merge with and into the Company or with any other Subsidiary.

         7.3 Sales of Assets. The Company shall not, and shall not permit any Subsidiary to, sell, transfer, convey or lease (any of the foregoing, a "Disposition") all or any substantial part of its assets, except for (i) any Disposition of inventory or obsolete equipment in the ordinary course of business, (ii) any Disposition of or by any Wholly-Owned Subsidiary to the Company or to any other Wholly-Owned Subsidiary and (iii) the sale, assignment or other transfer of accounts receivable, lease receivables or other rights to payment pursuant to any Securitization Transaction; provided that the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) such receivables or other rights to payment shall not exceed $150,000,000. Notwithstanding the foregoing, (a) the Company and its Subsidiaries may make Dispositions of any assets so long as the aggregate book value of all assets disposed of in any fiscal year (in addition to Dispositions permitted by the foregoing sentence) do not exceed 5% (or, if neither the Company nor any Subsidiary is a party to any Securitization Transaction, 10%) of Consolidated Net Worth; and (b) the Company and the Subsidiaries may make additional Dispositions so long as 75% of the Net Cash Proceeds for all Dispositions in any fiscal year (excluding any Disposition permitted by the foregoing provisions of this Section 7.3) are applied to reduce the Aggregate Commitment Amount hereunder and, if applicable, the 364-Day Commitment Amount on a proportional basis.

         7.4 Operating Leases. The Company shall not, and shall not permit any Subsidiary to, incur or assume (whether pursuant to a Guaranty Obligation or otherwise) any liability for rental payments under any lease (including any lease resulting from a sale and leaseback transaction, but excluding Excluded Leases as defined below) if, immediately after giving effect thereto, the aggregate amount of lease payments that the Company and its Subsidiaries are obligated to pay in any one fiscal year under all such leases will exceed, on a consolidated basis, 10% of Consolidated Net Worth. As used in this Section, "Excluded Leases" means (i) Capital Leases and (ii) leases of transportation and data processing equipment.

         7.5 Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary to, enter into any material transaction with any Affiliate of the Company (other than a Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company.

         7.6 Use of Proceeds. The Company shall not, and shall not permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (a) to make any acquisition if the Person to be acquired (or its Board of Directors or other equivalent governing body) has announced that it will oppose such acquisition or commenced any litigation which alleges that such acquisition violates or will violate any Requirement of Law or (b) for the purpose of (i) purchasing or carrying Margin Stock, (ii) repaying or otherwise refinancing indebtedness of the Company or others incurred to purchase or carry Margin Stock or (iii) extending credit for the purpose of purchasing or carrying any Margin Stock; provided that, so long as no Event of Default or Unmatured Event of Default exists or will result therefrom, the Company may use the proceeds the Loans to repurchase stock of the Company.

         7.7 ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $1,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         7.8 Maximum Leverage Ratio. The Company shall not at any time permit the Leverage Ratio to exceed 0.6:1.0.

         7.9 Minimum Consolidated Net Worth. The Company shall not permit Consolidated Net Worth at any time to be less than the sum of (a) $350,000,000 plus (b) 50% of positive Consolidated Net Earnings (if any) for each fiscal year ended after December 31, 1998 and, if financial statements therefor have been delivered pursuant to subsection 6.1(b), for the completed portion of the then-current fiscal year.

         7.10 Limitation on Subsidiary Debt. The Company shall not permit the aggregate amount of all Debt of Subsidiaries (other than Debt to the Company or to another Subsidiary) to exceed 10% of Consolidated Net Worth.

         7.11 Business Activities. The Company shall not, and shall not permit any Subsidiary to, engage in any material line of business other than the businesses engaged in by the Company and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

         7.12 Hedging Obligations. The Company will not, and will not permit any Subsidiary to, incur any Hedging Obligations other than in the ordinary course of business for the purpose of directly mitigating risks associated with (a) raw materials purchases, (b) interest or currency exchange rates, (c) operating expenses or other anticipated obligations of such Person, (d) other liabilities, commitments or assets held or reasonably anticipated by such Person or (e) changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder.

                           SECTION 8 EVENTS OF DEFAULT

         8.1 Event of Default. Any of the following shall constitute an "Event of Default":

                  (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any Note.

                  (b) Representation or Warranty. Any representation or warranty by the Company made or deemed made herein, or which is contained in any certificate, document or financial or other statement by the Company or any Responsible Officer furnished at any time under this Agreement, is incorrect in any material respect on or as of the date made or deemed made.

                  (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.3(a) or Section 7.

                  (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Lender.

                  (e) Cross-Default. The Company and its Subsidiaries (A) fail (subject to any applicable grace period) to make any payment in respect of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fail to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under one or more agreements or instruments relating to Material Financial Obligations if the effect of such failure, event or condition is to cause (or require), or to permit (subject to any applicable grace period) the holder or holders of such Material Financial Obligations or the beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (or require), such Material Financial Obligations to become due and payable (or to be purchased, repurchased or defeased) prior to the stated maturity thereof.

                  (f) Insolvency; Voluntary Proceedings. The Company or any
Subsidiary: (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

                  (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the properties of the Company or any Subsidiary, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

                  (h) ERISA. (i) An ERISA Event shall occur with respect to one or more Pension Plans or Multiemployer Plans which has resulted or could reasonably be expected to result in liability of the Company or any ERISA Affiliate under Title IV of ERISA to one or more Pension Plans, Multiemployer Plans or the PBGC in an aggregate amount in excess of $10,000,000; (ii) a contribution failure shall have occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $10,000,000; or (iv) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000.

                  (i) Monetary Judgments or Settlements. One or more judgments, orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by (x) third-party insurance as to which the insurer does not dispute coverage or
(y) a self-insurance reserve), as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof, or the Company or any Subsidiary shall enter into any agreement to settle or compromise any pending or threatened litigation as to any single or related series of claims that would reasonably be expected to have a Material Adverse Effect.

                  (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

                  (k)      Change of Control.  Any Change of Control occurs.

         8.2 Remedies. If any Event of Default occurs, the Agent shall at the request of, or may with the consent of, the Required Lenders, do any or all of the following:

                  (a) declare the Commitment of each Lender to be terminated, whereupon such Commitments shall be terminated;

                  (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

                  (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under this Agreement or applicable law;

provided that upon the occurrence of any event specified in subsection (f) or
(g) of Section 8.1, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company.

         8.3 Rights Not Exclusive. The rights provided for in this Agreement and the Notes are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                               SECTION 9 THE AGENT

         9.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         9.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Note, or for any failure of the Company or any other party hereto to perform its obligations hereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

         9.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

         9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Agent will promptly notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

         9.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

         9.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of the Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations and the resignation or replacement of the Agent.

         9.8 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA and any Affiliate thereof shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though BofA were not the Agent.

         9.9 Successor Agent. The Agent may, and at the request of the Required Lenders shall, resign as Agent upon 30 days' notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which (so long as no Event of Default exists) successor agent shall be reasonably acceptable to the Company. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders, which (so long as no Event of Default exists) successor agent shall be reasonably acceptable to the Company. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

         9.10 Withholding Tax. (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent:

                           (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                           (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

                           (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Each such Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                  (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Agent will treat such Lender's IRS Form 1001 as no longer valid.

                  (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent grants a participation in all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code with respect to its participant.

                  (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                  (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

         9.11 Syndication Agent. No Lender identified herein or in any related document ads the "Syndication Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.


                            SECTION 10 MISCELLANEOUS

         10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by the Company or any Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment or consent shall, unless in writing and signed by all Lenders and the Company and acknowledged by the Agent, do any of the following:

                  (a) increase (except as permitted by Section 2.17) or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2);

                  (b) postpone or delay any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder;

                  (c) reduce the principal of, or the rate of interest specified herein on, any Loan, or reduce any fees or other amounts payable hereunder;

                  (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder; or

                  (e) amend the definition of "Required Lenders," this Section or Section 2.15, or any provision herein providing for consent or other action by all Lenders;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement.

         10.2 Notices. (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered to the address or facsimile number specified for notices on Schedule 10.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

                  (b) All such notices, requests and communications shall, when transmitted by overnight delivery or faxed, be effective when delivered or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail; except that notices pursuant to Section 2 or 9 to the Agent shall not be effective until actually received by the Agent.

                  (c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Lenders shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

         10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

         10.4  Costs and Expenses.  The Company shall:

                  (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Agent and the Arranger within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses (including Attorney Costs) incurred by the Agent in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement and any other document prepared in connection herewith, and the consummation of the transactions contemplated hereby; and

                  (b) pay or reimburse the Agent, the Arranger and each Lender within five Business Days after demand, for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, or preservation of any rights or remedies under this Agreement during the existence of an Event of Default (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

         10.5 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent-Related Persons and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

         10.6 Payments Set Aside. To the extent that the Company makes a payment to the Agent or any Lender, or the Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee or receiver, or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

         10.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

         10.8 Assignments, Participations, etc. (a) Any Lender may, with the written consent of the Company (at all times other than during the existence of an Event of Default or Unmatured Event of Default) and the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an "Assignee") all, or any ratable part of all, of the Committed Loans, the Commitment and the other rights and obligations of such Lender hereunder; provided that (i) if the 364-Day Credit Agreement is still in effect, such Lender shall concurrently assign to the same Assignee a proportionate share of such Lender's Committed Loans, Commitment and other rights and obligations under the 364-Day Credit Agreement, (ii) except in the case of an assignment by a Lender of all of its remaining rights and obligations hereunder and (if applicable) under the 364-Day Credit Agreement, the sum of the amount of the Commitment of such so assigned and the amount (if any) of the "Commitment" of such Lender under and as defined in the 364-Day Credit Agreement concurrently assigned to the same Assignee shall not be less than $5,000,000; and (iii) the Company and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (x) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Lender and the Assignee; (y) such Lender and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit G ("Assignment and Acceptance") and (z) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500 (which fee shall cover both the assignment hereunder and any concurrent assignment under the 364-Day Credit Agreement).

                  (b) From and after the date that the Agent notifies the assignor Lender that it has received and provided its consent (and received, if applicable, the consent of the Company) with respect to an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder, and
(ii) the assignor Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations.

                  (c) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loan, the Commitment of such Lender and the other interests of such Lender (the "originating Lender") hereunder; provided that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 10.1. Each Participant shall be entitled to the benefit of Sections 3.1, 3.3 and 10.5 as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

                  (d) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR ss.203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

         10.9 Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement, and neither such Lender nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company or any Subsidiary known to such Lender; provided that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process, unless it is prohibited from doing so by applicable law, the applicable Lender shall give the Company written notice of such subpoena or other court process so that the Company has a reasonable opportunity to seek a protective order or other judicial relief prior to any disclosure of confidential information; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent or any Lender or any of their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any Note; (F) to such Lender's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and
(I) to its Affiliates.

         10.10 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

         10.11 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any change in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         10.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall be deemed to constitute but one and the same instrument.

         10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such instrument or agreement.

         10.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

         10.15 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                  (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

         10.16 Entire Agreement. This Agreement, together with the Notes and any fee letter among the Company, the Agent and the Arranger, embodies the entire agreement and understanding among the Company, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        A.O. SMITH CORPORATION



                                        By:

                                     Tit



                                        BANK OF AMERICA, N.A.,
                                        as Agent and as a Lender



                                        By:____________________________________
                                        Title:_________________________________


                                        THE FIRST NATIONAL BANK OF CHICAGO, as
                                        Syndication Agent and as a Lender


                                        By:____________________________________
                                        Title:_________________________________

                                        THE BANK OF NEW YORK



                                        By:____________________________________
                                        Title:_________________________________




                                        CITIBANK, N.A.



                                        By:____________________________________
                                        Title:_________________________________

FIRSTAR BANK MILWAUKEE, N.A.,



                                        By:____________________________________
                                        Title:_________________________________





                                        M&I MARSHALL & ILSLEY BANK




                                        By:____________________________________
                                        Title:_________________________________



                                        By:____________________________________
                                        Title:_________________________________

                                        NORWEST BANK WISCONSIN, N.A.



                                        By:____________________________________
                                        Title:_________________________________




                                        U.S. BANK NATIONAL ASSOCIATION



                                        By:____________________________________
                                        Title:_________________________________




                                        WACHOVIA BANK, N.A.




                                        By:____________________________________
                                        Title:_________________________________

                                  SCHEDULE 1.1

                                PRICING SCHEDULE


         The Applicable Margin and Facility Fee Rate shall be determined based on the then-current Leverage Ratio as set forth below.

================================================================================
                                                         Applicable   Facility
        Leverage Ratio                                     Margin     Fee Rate
--------------------------------------------------------------------------------

 Less than or equal to 0.30 to 1                          0.275%      0.100%
--------------------------------------------------------------------------------

 Greater than 0.3 to 1 but less than or equal to
 0.4 to 1                                                 0.350%      0.150%
--------------------------------------------------------------------------------

 Greater than 0.4 to 1 but less than or equal to
 0.5 to 1                                                 0.475%      0.150%
--------------------------------------------------------------------------------

 Greater than 0.5 to 1 but less than or equal to
 0.55 to 1                                                0.575%      0.175%
--------------------------------------------------------------------------------
 Greater than 0.55 to 1                                   0.725%      0.200%
 ===============================================================================

         Initially, the Applicable Margin and the Facility Fee Rate shall be 0.475% and 0.150%, respectively. The Applicable Margin and Facility Fee Rate shall be adjusted, to the extent applicable, 45 days (or, in the case of the last fiscal quarter of any fiscal year, 90 days) after the end of each fiscal quarter (beginning with the fiscal quarter ending September 30, 1999) based on the Leverage Ratio as of the last day of such fiscal quarter; it being understood that if the Company fails to deliver the financial statements required by subsection 6.1(a) or 6.1(b), as applicable, and the related Compliance Certificate required by subsection 6.1(c) by the 45th day (or, if applicable, the 90th day) after any fiscal quarter, the Applicable Margin shall be 0.725% and the Facility Fee Rate shall be 0.200% until such financial statements and Compliance Certificate are delivered.

                                  SCHEDULE 2.1

                         COMMITMENTS AND PRO RATA SHARES



                                              Amount of            Pro Rata
         Lender                               Commitment            Share
         ------                               ----------           --------

Bank of America, N.A.                       $42,857,142.86       17.142857143%

The First National Bank of Chicago           35,714,285.71       14.285714266

M&I Marshall & Ilsley Bank                   28,571,428.57       11.428571429

Firstar Bank Milwaukee, N.A.,                28,571,428.57       11.428571429

Norwest Bank Wisconsin, N.A.                 28,571,428.57       11.428571429

U.S. Bank National Association               21,428,571.43        8.571428571

Citibank, N.A.                               21,428,571.43        8.571428571

The Bank of New York                         21,428,571.43        8.571428571

Wachovia Bank, N.A.                          21,428,571.43        8.571428571

                                             --------------       ------------

        TOTAL                                $250,000,000             100%

                                  SCHEDULE 5.5

                                   LITIGATION

                                    - None -

                                  SCHEDULE 5.7

                                      ERISA

                                    - None -

                                  SCHEDULE 5.11

                              PERMITTED LIABILITIES

                                    - None -

                                  SCHEDULE 5.12

                              ENVIRONMENTAL MATTERS

                                    - None -

                                  SCHEDULE 5.15

                                  SUBSIDIARIES

A.O. Smith (China) Water Heater Co., Ltd.

A.O. Smith Electric Motors (Ireland) Ltd.

A.O. Smith Enterprises Ltd.

A.O. Smith Export, Ltd. (Barbados)

A.O. Smith Holdings (Ireland) Ltd.

A.O. Smith International Corporation

A.O. Smith L'Eau Chaude S.a.r.I.

A.O. Smith Warmwasser-Systemtechnik GmbH

A.O. Smith Water Products Company, B.V.

AOS Holding Company

Harbin A.O. Smith Fiberglass Products Company Limited (HSF)

Motores Electricos de Juarez, S.A. de C.V.

Motores Electricos de Monterrey, S.A. de C.V.

Productos de Agua, S.A. de C.V.

Productos Electricos Aplicados, S.A. de C.V.

                                  SCHEDULE 7.1

                                 EXISTING LIENS



Asset            Name of Mortgage  Date Lien    Amount of          Maturity Date
Description      or Secured Party  was Created  Outstanding Debt   -------------
-----------      ----------------  -----------  ----------------
Florence, KY     Morgan Guaranty     12/28/83     $6,000,000         12/1/08
Portion - Plant  Trust Company
and Facilities

                                  SCHEDULE 10.2

                    EURODOLLAR AND DOMESTIC LENDING OFFICES;
                              ADDRESSES FOR NOTICES


A.O. SMITH

Addresses for Notices:

Patricia K. Ackerman
A.O. Smith Corporation
Assistant Treasurer
11270 West Park Place
Milwaukee, WI  53224

Phone:     (414) 359-4130
Fax:         (414) 359-4180
e-mail:      packerman@aosmith.com

BANK OF AMERICA, N.A.
as Agent

Notices:

Bank of America, N.A.
Agency Management Services
1850 Gateway Boulevard
5th Floor
Concord, CA 94520
Attention: Paul W. Ober
Telephone:      (925) 675-8426
Facsimile:      (925) 675-8500

Agent's Payment Office:

Bank of America, N.A.
Agency Management Services #5596
1850 Gateway Boulevard
Concord, California  94520
Attention:     Paying & Receiving
Telephone:     (510) 675-8724
Facsimile:     (510) 675-7378

BANK OF AMERICA, N.A.
  as a Lender

Domestic and Eurodollar Lending Office:

1850 Gateway Boulevard
Concord, California  94520

Notices (other than Borrowing notices and Notices of Conversion/Continuation):

Bank of America, N.A.
231 South LaSalle Street
Chicago, Illinois  60697
Attention:     Meg Claggett
Facsimile:     (312) 987-0303

THE FIRST NATIONAL BANK OF CHICAGO,
----------------------------------
as Syndication Agent

Domestic and Eurodollar Address:
One First National Plaza
Chicago, IL 60670

Credit Contact:
Scott Moreen
Vice President
Mail Code IL1-0364
Phone:   (312) 732-6162
Fax:              (312) 732-1117
e-mail:           Scott_Moreen@em.fcnbd.com

Operations and Bid Contact:
Renee Williams
Client Service Associate
Mail Code IL1-0088
Phone:   (312) 732-5091
Fax:              (312) 732-2715

Letter of Credit Contact:
Marnetta Harris
300 South Riverside
Chicago, IL 60670
Mail Code IL1-0236
Phone:   (312) 954-1948
Fax:              (312) 954-6207

Documentation Contact:
Jenny Gilpin
Vice President
Mail Code IL1-0088
Phone:   (312) 732-5867
Fax:              (312) 732-1117
e-mail:  Jenny_Gilpin@em.fcnbd.com

Legal Counsel:
Kyle Henderson
Mail Code IL1-0573
Phone:   (312) 732-7351
Fax:              (312) 732-5144
e-mail:  Kyle_Henderson@em.fcnbd.com

LENDERS

THE BANK OF NEW YORK

Domestic and Eurodollar Address:

101 Barclay Street
New York, NY 10286

Notices:

Maxine Roach
One Wall Street
19th Floor
New York, NY 10286

Phone:   (212) 635-8208
Fax:              (212) 635-7923/4

CITIBANK N.A.

Domestic Address:

c/o Citicorp. N. America, Inc.
500 West Madison
Chicago, IL 60661

Credit and Documentation Contact:

Michael Ford
Vice President
7th Floor
Phone:   (312) 627-3968
Fax:              (312) 627-3990
e-mail:  mike.ford@citicorp.com

Operations Contact:

Mark Waldron
Loan Administrator
Phone:   (302) 894-6084
Fax:              (302) 894-6120

Legal Counsel:

Craig Seledee
Phone:   (212) 559-6051
Fax:              (212) 793-6152

FIRSTAR BANK MILWAUKEE, N.A.

Domestic Address:

777 East Wisconsin Avenue
Milwaukee, WI 53202

Credit and Documentation Contact:

John Franceschi
Portfolio Manager
Phone:   (414) 765-5656
Fax:              (414) 765-5367

Operations Contact:

Brenda Luethy
1850 Osborn Avenue
Oshkosh, WI 54901
Phone:   (920) 426-7604
Fax:              (920) 426-7655

Bid Contact:

Brett Justman
Phone:   (414) 765-5952
Fax:              (414) 765-5062

Letter of Credit Contact:

Kay Bremser
International Department
Phone:   (414) 765-5626

M&I MARSHALL & ILSLEY BANK

Domestic and Eurodollar Address:

770 North Water Street
Milwaukee, WI 53202

Credit and Bid Contact:

Scott Rank
Vice President
18th Floor
Phone:   (414) 765-7630
Fax:              (414) 765-7625

Operations Contact:

Nenita Yumang
401 North Executive Drive
Brookfield, WI 53005
Phone:   (414) 938-8675
Fax:              (414) 938-8684

Letter of Credit Contact:

Primary:          Pat Seago
                  Vice President/Operations Manager
                  4th Floor
Phone:   (414) 765-7691
Fax:              (414) 765-7788

Secondary:        Ermine DeYarmin
                  Import & Standby Production Manager
                  4th Floor
Phone:   (414) 765-8158
Fax:              (414) 765-7788

Documentation Contact:

Tom Bickelhaupt
Vice President
18th Floor
Phone:   (414) 765-7630
Fax:              (414) 765-7625

NORWEST BANK WISCONSIN, N.A.

Domestic Address:

100 East Wisconsin Avenue
Suite 1400
Milwaukee, WI 53202

Credit, Bid, Letter of Credit and Documentation Contact:

Jim Josten
Vice President
Phone:   (414) 224-7408
Fax:              (414) 224-7410
e-mail:  James.Josten@Norwest.com

Operations Contact:

Kathy Herzog
Banking Assistant
Phone:   (414) 224-7404
Fax:              (414) 224-7410

U.S. BANK NATIONAL ASSOCIATION

Domestic and Eurodollar address:

201 West Wisconsin Avenue
Milwaukee, WI 53203

Credit, Bid and Documentation Contact:

Dennis Ciche
Assistant Vice President
Phone:   (414) 227-5707
Fax:              (414) 227-5881
e-mail:           dennis.ciche@usbank.com

Operations Contact:

Leslie Wagner
Business Banking Associate
Phone:   (414) 227-5923
Fax:              (414) 227-5881

Letter of Credit Contact:

Susan Zube
International Banking Associate
Phone:   (414) 227-5473
Fax:              (414) 227-6008

WACHOVIA BANK, N.A.

Domestic and Eurodollar Address:

191 Peachtree Street, N.E.
Atlanta, GA 30303
Fax:     (404) 332-6898

Documentation Contract:

Debra Coheley
Senior Vice President

Final Copies to:

James D. Heinz
Senior Vice President
Wachovia Corporate Services
70 West Madison
Suite 2440
Chicago, IL 60602
Phone:   (312) 795-4343
Fax:              (312) 853-0693

Administrative/Operations and Bid Contact:

Cynthia Comber
Phone:   (312) 795-4335
Fax:              (312) 853-0693

Letter of Credit Contacts:

Standby: Amy Walton
Phone:   (336) 735-3371
Fax:              (336) 735-0950

Back-up: Rhonda Sulier
Phone:   (336) 735-3370